DATED THE 10TH DAY OF FEBRUARY, 1998









                      SUN'S INTERNATIONAL HOLDINGS LIMITED





                                      and







                                  MR. BRIAN KO





                                    AGREEMENT
                            for the sale and purchase
                                 of interest in
                              Wealthy Asia Limited

THIS AGREEMENT is made on the 10th day of February, 1998

BETWEEN:

1. Sun's International Holdings Limited of Skelton Building, Main Street, P.O. Box 3136, Road Town Tortola, British Virgin Island (the "Purchaser"); and

2. Mr. Brian Ko of 9th Floor Kam Ping Building, 95 King's Road, North Point, Hong Kong, (the "Vendor").

WHEREAS:

(A) Wealthy Asia Limited (the "Company") a Company incorporated in the British Virgin Island on February 8, 1996 and had 51% interest in Changde Da Feng Agriculture Co. Limited, a Sino-Singapore joint venture incorporated in the People's Republic of China on December 3, 1997.

(B)  The Vendor has a 100% interest in the Company (the "Sale Interest").

(C) The Purchaser has agreed to purchase 43.5% of the Sale Interest from the Vendor on the terms and conditions hereinafter appearing.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.   SALE AND PURCHASE OF SALE INTEREST

     The Vendor hereby agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Vendor the 43.5% of the Sale Interest free from all claims, charges, liens, encumbrances, equities and third party rights and together with all rights attached thereto and all dividends and distributions declared, paid or made in respect thereof after the date in exchange for 40,000,000 shares in China Continental, Inc. a Company incorporated in the United States of America. The shares of China
     Continental, Inc. should be issued to the parties as directed by the Vendor.

2.       COMPLETION

2.1 Completion of the sale and purchase of the Sale Interest shall take place at the offices of the Vendor in Hong Kong on or before March 31, 1998, (the "Completion Date") when the Vendor shall deliver to the Purchaser all the relevant documents necessary for effecting the transfer of the Sale Interest to the Purchaser.

3.   WARRANTIES AND REPRESENTATIONS

3.1 The Vendor hereby warrants and represents to the Purchaser that each of the following matters are of the date hereof and will be for all times up to and including the Completion Date, true and correct in all respects:



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



     (a) the Vendor is the beneficial owner of the Sale Interest free from all liens, charges, pledges, options, contracts, pre-emption rights, third party rights and equities, and encumbrances of whatever nature and the same are freely transferrable by the Vendor without the consent, approval, permission, license or concurrence of any third party; and

     (b) the Vendor is fully capable of entering into this Agreement and to perform all obligations and duties hereunder without the consent, approval, permission, license or concurrence of any third party save as mentioned in this Agreement.

3.2 The Purchaser hereby warrants and represents to the Vendor that each of the following matters are of the date hereof and will be for all times up to and including the Completion Date, true and correct in all respects:

     (a) the Purchaser is fully capable of entering into this Agreement and to perform all obligations and duties hereunder without the consent, approval, permission, license or concurrence of any third party save as mentioned in this Agreement.

3.3 Each of the warranties and representations, undertakings and indemnities contained in this Agreement will survive the completion of the sale and purchase of the Sale Interest.

3.4 Prior to the Completion Date, if any of the warranties, representations or undertakings in this Agreement are found to be materially untrue, inaccurate or misleading or have not been fully carried out in any material respect, or in the event of the Vendor becoming unable or failing to do anything required under this Agreement to be done by it at or before the Completion Date, the Purchaser may be notice in writing rescind this Agreement but without prejudice to any claim the Purchaser may have against the Vendor hereunder.

4.   ENTIRE AGREEMENT

     This Agreement constitutes the entire Agreement and the understanding between the parties in connection with the subject matter of this Agreement and supercedes all previous proposals, representations, warranties, agreements, or undertakings relating thereto whether oral, written or otherwise and neither party has relied on any such proposals, representations, warranties, agreements or undertakings.



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


5.   TIME

5.1  Time shall be of the essence of this Agreement.

5.2 No time or indulgence given by any party to the other party shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

6.   CONFIDENTIALITY

     Other than such disclosure as may be required by law or any competent authorities, neither of the parties hereto shall make, and the Vendor shall procure that the Company will not make, any announcement or release or disclose any information concerning this Agreement or the transactions herein referred to or disclose the identity of the other party (save disclosure to their respective professional advisors under a duty of confidentiality) without the written consent of the other party.

7.   ASSIGNMENT

     This Agreement shall be binding on and shall enure for the benefits of the successors and assigns of the parties hereto but shall not be assigned by any party without the prior written consent of the other party.

8.   NOTICES AND OTHER COMMUNICATION

     Any notice or other communication to be given under this Agreement shall be in writing and may be delivered by hand or given by facsimile, telex or cable. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject-matter of this Agreement. If so deliverable by hand or given by facsimile, telex or cable such notice or communication shall be deemed received on the date of despatch and if so sent by post (or, if sent to an address outside of Hong Kong, so sent by first class air-mail) shall be deemed received two business days after the date of dispatch.

9.   COSTS AND EXPENSES

     Each party shall bear its legal and professional fees, costs and expenses incurred in the negotiation, preparation and execution of this Agreement.

10.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.




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



IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.



Signed by a director, for and               For and on behalf of
on behalf Sun's International               SUNS' INTERNATIONAL HOLDINGS LIMITED
Holdings Limited in the presence of:




/s/                                          /s/
---------------------------------            -----------------------------------




Signed by Mr. Brian Ko in
the presence of:


/s/
--------------------------------




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